                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                SUPERVALU INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                SUPERVALU INC.
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

      (4) Proposed maximum aggregate value of transaction:
- - - ----------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


Notes:
- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------
- - - --------------------------------------------------------------------------------

[SUPERVALU LOGO]

                                 SUPERVALU INC.

                 NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1994

TO THE STOCKHOLDERS OF SUPERVALU INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of SUPERVALU INC. (the "Company") will be held on Wednesday, June 29, 1994, at 10:30 a.m., local time, at The Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 for the following purposes:

  . to elect five directors of the Company;

  . to vote on approval of the Annual Cash Bonus Plan for Designated
    Corporate Officers;

  . to vote on ratification of the appointment of Deloitte & Touche to audit the books and accounts of the Company for the fiscal year ending February 25, 1995;

  . to consider two stockholder proposals; and

  . to transact such other business as may properly come before the meeting.

  Common and Preferred Stockholders of record at the close of business on May 5, 1994, are entitled to one vote for each share held of record at that time.

  IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy. NOTE THAT THIS YEAR'S ANNUAL MEETING IS AT THE MINNEAPOLIS CONVENTION CENTER. Parking is available in the Plaza municipal parking ramp across the street from The Minneapolis Convention Center; the parking ramp has entrances on 12th Street South (between Marquette Avenue and Second Avenue South), and on Second Avenue South (between 12th Street South and Grant Street). If you need special assistance because of a disability, please contact the Corporate Secretary at P.O. Box 990, Minneapolis, MN 55440.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders, however small their holdings, execute, date and return the proxy, utilizing the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          TERESA H. JOHNSON
                                          Secretary

May 23, 1994

                                 SUPERVALU INC.

                                  P.O. BOX 990
                          MINNEAPOLIS, MINNESOTA 55440

                                PROXY STATEMENT

  This Proxy Statement is furnished for solicitation by the Board of Directors of SUPERVALU INC. (hereinafter referred to as the "Company") of proxies in the enclosed form from holders of Common and Preferred Stock to be voted at the Annual Meeting of Stockholders to be held on June 29, 1994, at 10:30 a.m., local time, at The Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 and at any adjournment of the meeting. This Proxy Statement and accompanying form of proxy will be first mailed or given to stockholders on or about May 18, 1994.

  The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telegraph and personally. The Company has also retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $5,000 plus out-of-pocket expenses.

  The Company has two classes of capital stock outstanding: Common Stock, par value $1, and Preferred Stock, no par value. The holders of Common Stock and Preferred Stock of record at the close of business on May 5, 1994, are entitled to vote at the meeting. Holders of Common Stock and Preferred Stock are entitled to one vote for each share held of record, voting together as one class, on each proposal being voted upon. 71,456,891 shares of Common Stock and 5,908 shares of Preferred Stock are eligible to vote at the meeting.

  Shares of Common Stock and Preferred Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares, and, if no direction is made, such shares will be voted for the election of the nominees for director named in this Proxy Statement, and for the proposals to approve the Annual Cash Bonus Plan for Designated Corporate Officers and to appoint Deloitte & Touche as the auditors for the 1995 fiscal year; such shares will be voted against the stockholder proposals in items 4 and 5. If an executed proxy card is returned and the stockholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. A stockholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. The affirmative vote of a majority of the shares of Common Stock and Preferred Stock entitled to vote, present in person or by proxy at the 1994 Annual Meeting of Stockholders and voting together as one class, will be necessary for the election of directors and the approval of each other matter submitted to the stockholders for approval at the Annual Meeting.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth information with respect to the only persons or groups known to the Company as of April 1, 1994, to be the beneficial owner of more than 5% of its Common Stock.

                                         AMOUNT AND
 NAME AND ADDRESS OF                     NATURE OF                                 PERCENT
  BENEFICIAL HOLDER                 BENEFICIAL OWNERSHIP                           OF CLASS
 -------------------                --------------------                           --------
 INVESCO MIM PLC
 11 Devonshire Square                    8,095,950(1)                               11.24%
 London, EC2M 4YR
 England

- - - --------
(1) Based on information in a Schedule 13G Report dated February 10, 1994, delivered to the Company and indicating that INVESCO MIM PLC and certain of its subsidiaries are the beneficial owners of 8,095,950 shares of Common Stock and possess shared voting and dispositive power with respect to such shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information, as of April 1, 1994, concerning beneficial ownership of the Company's Common Stock by each director and nominee, by each of the executive officers named in the Summary Compensation Table on page 9, and by all directors and executive officers as a group. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power, and shares over which a person has sole or shared dispositive power, whether or not a person has any economic interest in the shares. Options exercisable within 60 days after April 1, 1994, are set forth in note (1) following the table.

                 NAME OF                      AMOUNT AND NATURE OF    PERCENT
            BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)(2) OF CLASS
            ----------------               -------------------------- --------
Herman Cain                                           1,000             *
Stephen I. D'Agostino                                   800             *
Edwin C. Gage                                        12,500             *
Sumner H. Goldman                                    24,973             *
Vernon H. Heath                                       2,000             *
William A. Hodder                                     1,400             *
Garnett L. Keith, Jr.                                 2,000             *
Richard L. Knowlton                                   1,000(3)          *
Richard D. McCormick                                  1,638             *
Harriet Perlmutter                                    6,700             *
Carole F. St. Mark                                    1,700             *
Ted Wetterau                                              0             *
Winston R. Wallin                                     1,000             *
Michael W. Wright                                   187,786             *
Laurence L. Anderson                                 47,405             *
Phillip A. Dabill                                    43,591             *
Jeffrey C. Girard                                    10,628             *
Jeffrey Noddle                                       27,105             *
All directors and executive officers as a
 group (33 persons)                                 541,298             *

- - - --------
  *Less than 1%.
(1) In addition, not included are (a) 209,522 shares for Mr. Wright, 71,776 shares for Mr. Anderson, 62,657 shares for Mr. Dabill, 49,900 shares for Mr. Girard, 66,492 shares for Mr. Noddle, 1,200 shares for each of Mr. Cain, Mr. D'Agostino, Mr. Gage, Mr. Goldman, Mr. Heath, Mr. Keith, Mr. McCormick, Ms. Perlmutter and Mr. Wallin and 838,019 shares for all directors and executive officers as a group, which shares such persons and group have the right to acquire under stock options exercisable within 60 days of April 1, 1994; (b) 19,600 shares held by or for children of Mr. Wright, as to which shares he disclaims beneficial ownership; and (c) 8,000 shares held in a retirement trust for Mr. Wright. Including all such shares in the number of shares beneficially owned, all directors and executive officers as a group (33 persons) beneficially owned 1.96% of the outstanding Common Stock of the Company as of April 1, 1994.
(2) The persons listed have sole voting and investment power with respect to the shares listed except the following persons have shared voting and investment power: Ms. Perlmutter--2,700 shares; Mr. McCormick--717 shares; Mr. Wright--21,776 shares; Mr. Gage--4,000 shares; and Mr. Anderson--16,355 shares.
(3) Reflects ownership of Mr. Knowlton as of April 21, 1994.

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended February 26, 1994, its directors, executive officers, and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements. However, the Form 5 of George Lopuch, an executive officer of the Company, was filed two days late. In making these statements, the Company has relied upon the written representations of its directors and executive officers.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  Pursuant to the Bylaws of the Company, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. The Bylaws of the Company also provide that in the event of any vacancy on the Board of Directors occurring during the year, the vacant directorship may be filled by the vote of the remaining directors until the next Annual Meeting, at which time the stockholders shall elect a director to fill the balance of the unexpired term or the term established by the Board pursuant to the Bylaws. Vernon H. Heath, William A. Hodder, Harriet Perlmutter and Winston R. Wallin are nominated for three-year terms expiring in 1997, and Richard L. Knowlton is nominated for a two-year term expiring in 1996. Sumner H. Goldman has announced his intention to retire and therefore will not be standing for reelection. There are currently 12 members of the Board of Directors. The Board of Directors decreased its size from 13 to 12 members, effective February 9, 1994 upon the retirement of Ted C. Wetterau.

  The Board of Directors is informed that each of the five nominees is willing to serve as a director; however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

  The following sets forth information, as of April 1, 1994, concerning the five nominees for election as directors of the Company and as to the seven directors of the Company whose terms of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS FOR
TERMS EXPIRING AT THE ANNUAL MEETING IN 1997

  VERNON H. HEATH, age 65; Retired. Mr. Heath was Chairman of the Board of Rosemount Inc. (a company engaged in the manufacture of measurement and control instrumentation) from 1991 to February, 1994. From 1968 to 1991, he was Chairman and Chief Executive Officer of that company. Mr. Heath was elected a director of the Company in 1982. He is also a director of Medtronic, Inc. and The Tennant Company.

  WILLIAM A. HODDER, age 62; Chairman, President, Chief Executive Officer and a Director of Donaldson Company, Inc. (a manufacturer of filtration and noise abatement equipment) since 1984. Mr. Hodder was elected a director of the Company in 1990. He is also a director of Norwest Corporation, The Tennant Company and The NWNL Companies, Inc.

  HARRIET PERLMUTTER, age 62; Trustee of the Papermill Playhouse (The State Theatre of New Jersey). Ms. Perlmutter was elected a director of the Company in 1978.

  WINSTON R. WALLIN, age 68; Chairman of the Board and a director of Medtronic, Inc. (a manufacturer of therapeutic medical devices) since 1991. From 1986 to his retirement in 1991, Mr. Wallin was President and Chief Executive Officer of that company. Mr. Wallin was elected a director of the Company in 1991. He is also a director of Bemis Company.

NOMINEE FOR ELECTION AS DIRECTOR FOR A
TERM EXPIRING AT THE ANNUAL MEETING IN 1996

  RICHARD L. KNOWLTON, age 61; Chairman of the Board of Hormel Foods Corporation (a food manufacturing company) since 1984. From 1984 to 1992 Mr. Knowlton was also President and Chief Executive Officer of that Company. He is also a director of Northwestern National Life Insurance Co., First Bank System and a member of the Board of Trustees, Mayo Foundation.

DIRECTORS WHOSE TERMS EXPIRE
AT THE ANNUAL MEETING IN 1996

  EDWIN C. GAGE, age 53; Chairman and Chief Executive Officer of GAGE Marketing Group, LLC (an integrated marketing services company) since 1991. He was President and Chief Executive Officer of Carlson Companies, Inc. (a diversified services company principally engaged in hotel, restaurant, travel services and incentives businesses) from 1989 to 1991, and from 1984 to 1989 he was President and Chief Operating Officer of that company. Mr. Gage was elected a director of the Company in 1986. He is also a director of Fingerhut Companies, Inc.

  GARNETT L. KEITH, JR., age 58; Vice Chairman of The Prudential Insurance Company of America since 1984. Mr. Keith was elected a director of the Company in 1984.

  CAROLE F. ST. MARK, age 51; President of Pitney Bowes Logistics Systems and Business Services, a division of Pitney Bowes, Inc. (a company engaged in the production and supply of business and business-related products) since 1990. From 1988 to 1990, she was President of the Business Supplies and Services Division, and from 1985 to 1988 was Vice President, Corporate Planning & Development of Pitney Bowes, Inc. Ms. St. Mark was elected a director of the Company in 1989.

DIRECTORS WHOSE TERMS EXPIRE
AT THE ANNUAL MEETING IN 1995

  HERMAN CAIN, age 48; President and Chief Executive Officer of Godfather's Pizza, Inc. (a company engaged in the operation and franchising of pizza restaurants) since 1986. Mr. Cain was elected a director of the Company in 1991. He is also a director of Whirlpool Corporation, Federal Reserve Bank of Kansas City and Utilicorp United, Inc.

  STEPHEN I. D'AGOSTINO, age 60; Chairman of D'Agostino Investments (an investment management company) since 1992. From 1988 to 1992, he was Chairman of Lord Capital Corporation (an investment management company). Mr. D'Agostino was elected a director of the Company in 1983. He is also a director of Catalina Marketing Corp.(1)

  RICHARD D. MCCORMICK, age 53; Chairman, President and Chief Executive Officer of U S WEST, Inc. (a diversified telecommunications holding company) since May 1, 1992. He was President and Chief Executive Officer of that company from 1990 to May 1, 1992, and President and Chief Operating Officer of that company from 1986 to 1990. Mr. McCormick was elected a director of the Company in 1983. He is also a director of U S WEST, Inc. and Norwest Corporation.

  MICHAEL W. WRIGHT, age 55; Chairman of the Board, President, and Chief Executive Officer of the Company since 1982. Mr. Wright was elected a director of the Company in 1977. He is also a director of Cargill, Inc., Honeywell Inc., The Musicland Group, Inc., ShopKo Stores, Inc. and Norwest Corporation.




- - - --------
(1) In addition, Mr. D'Agostino was Chairman of the Board and Chief Executive Officer of Pantera's Corporation, Dallas, Texas, from July 30, 1989 to September 18, 1989; on September 1, 1989, Pantera's Corporation filed a Chapter 11 proceeding under the Federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Texas.

                            MEETINGS AND COMMITTEES
                           OF THE BOARD OF DIRECTORS

  The Board of Directors held six meetings during the last full fiscal year of the Company. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and any Committees on which such director served.

  The Company has an Audit Committee consisting of five directors who are not employees of the Company: Mr. Keith (Chairperson), Mr. D'Agostino, Mr. Goldman, Mr. Heath and Ms. Perlmutter. Two meetings of the Committee were held during the last fiscal year. The Audit Committee recommends to the full Board of Directors the selection of independent auditors, reviews the activities and reports of the independent auditors, monitors the internal audit controls of the Company, and has such other duties as may be provided by the Board of Directors.

  The Company has an Executive Personnel and Compensation Committee consisting of six directors who are not employees of the Company: Mr. Gage (Chairperson), Mr. Cain, Mr. Hodder, Mr. McCormick, Ms. St. Mark and Mr. Wallin. Five meetings of the Committee were held during the last fiscal year. The Committee is responsible for reviewing, approving and reporting to the Board of Directors on
(i) compensation of corporate officers, (ii) adopting and changing major Company compensation programs, and (iii) election recommendations for corporate officers and succession planning. The Committee also grants stock options, stock appreciation rights, and awards under the Company's Management Incentive Bonus Plan, Long-Term Incentive Plan and 1993 Stock Plan. If approved by the stockholders, the Committee will also be authorized to implement awards under the Annual Cash Bonus Plan for Designated Corporate Officers.

  The Company has a Director Affairs Committee consisting of six members of the Board of Directors: Mr. Hodder (Chairperson), Mr. Heath, Ms. Perlmutter, Ms. St. Mark, Mr. Wallin and Mr. Wright. The Committee is responsible for recommending to the Board of Directors (i) nominees for election to the Board of Directors of the Company, and (ii) policies and procedures for the Board of Directors. The Committee met three times during the last fiscal year. The Committee considers candidates for Board membership suggested by directors, officers, or stockholders of the Company and makes an evaluation of each candidate. Stockholders may suggest candidates for consideration by the Committee by submitting the candidate's name to the Secretary of the Company. Any stockholder wishing to nominate a candidate to be considered by the Committee must furnish a certificate of nomination signed by the stockholder setting forth the name, address and qualifications of the nominee and the nominee's written consent to be named in the proxy statement and to serve as a director if nominated and elected. To be considered by the Committee, any certificate of nomination for nominees to be elected at the 1995 Annual Meeting of Stockholders must be received by the Company on or before January 18, 1995. The Committee will evaluate each candidate and make its recommendation to the full Board of Directors.

  Stockholders may nominate persons for election to the Board of Directors, at an annual meeting of stockholders, by timely notice in proper written form to the Secretary of the Company. The Company's Bylaws provide that to be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper form, the stockholder's notice shall set forth in writing (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner. However, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. "Public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act.

                           COMPENSATION OF DIRECTORS

  Directors who are employees of the Company or one of its subsidiaries do not receive additional remuneration as directors. Directors who are not employees receive directors' retainer fees as follows: For the fiscal year ended February 26, 1994, a retainer of $18,000 per year plus $1,300 for each Board meeting attended and $700 for each Committee meeting attended. Committee chairpersons received an additional $300 for each Committee meeting attended. Effective for the fiscal year ending February 25, 1995, and thereafter, the outside directors' annual retainer has been increased to $20,000, and an additional annual retainer was instituted for certain Committee Chairpersons in the following amounts: Audit Committee--$2,000; Executive Personnel and Compensation Committee--$3,000; and Finance and Director Affairs Committees-- $1,000. Other fees paid to non-employee directors remain unchanged.

  Non-employee directors may elect to defer payment of their directors' fees under a Deferred Compensation Plan, until they no longer serve as a director; the accrued amounts in each account are credited quarterly with eleven percent per annum simple interest until payment is made from the plan. In addition, directors may elect to defer payment of their directors' fees under the Company's Executive Deferred Compensation Plans; depending on the date the election to defer was made, amounts deferred under such plans accrue interest at either four percent over the average rate for the twelve months preceding the beginning of each plan year of Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investors Service, Inc., or 120% of the ten year rolling average of ten year U. S. Treasury Notes.

  Under the Company's 1983 Employee Stock Option Plan, each non-employee director serving on the Board of Directors on June 30, 1992 was granted an option on that date to purchase 3,000 shares of Common Stock and each non-employee director first elected or appointed to the Board of Directors after June 30, 1992 and during the term of the plan will be granted, as of the date of such election or appointment, an option to purchase 3,000 shares of Common Stock. After this initial grant to each non-employee director, each such director will be granted during the term of the plan, as of each even-numbered anniversary of the date of such initial grant to such director, if such director's term of office continues after such anniversary date, an option to purchase 3,000 shares of Common Stock. Accordingly, each non-employee director elected at or continuing to serve after the 1994 Annual Meeting will receive an additional option to purchase 3,000 shares of Company Common Stock. All options granted or to be granted to non-employee directors have an exercise price equal to the fair market value of the shares on the date of grant, and become exercisable in installments over a period of three years from the date of grant.

  The Directors' Retirement Program as amended in February of 1994, provides that non-employee directors, who have served at least four years, will receive an annual retirement fee equal to the annual Board retainer fee in effect on the retirement date. This fee will be payable for the number of years of a director's Board service, not to exceed ten years. Payments will commence when the director leaves the Board or reaches age 55, whichever is later. The Program also provides that non-employee directors who leave the Board for any reason following a Change of Control will receive an annual fee equal to the annual retainer fee for active directors on the date of leaving; the annual fee is payable for the lesser of the number of years of Board service as a non-employee director or ten years, but not less than four years. A former director participating in the Retirement Program must be available to management for consultation services and not engage in any activity directly competitive to the Company's business.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for each of the last three fiscal years of the Company's Chief Executive Officer, Ted C. Wetterau, who retired during the fiscal year, and the other four most highly compensated executive officers in fiscal 1994.

                           SUMMARY COMPENSATION TABLE

                                                  LONG TERM
                     ANNUAL COMPENSATION     COMPENSATION AWARDS
                  ------------------------- ---------------------
                                     OTHER
    NAME                            ANNUAL             SECURITIES
    AND                             COMPEN- RESTRICTED UNDERLYING  ALL OTHER
 PRINCIPAL                          SATION    STOCK     OPTIONS/    COMPEN-
  POSITION   YEAR  SALARY   BONUS     (1)   AWARDS (2)  SARS (3)  SATION (4)
 ---------   ---- -------- -------- ------- ---------- ---------- -----------
 MICHAEL W.  1994 $675,000 $801,900 $ 9,433          0   42,792   $     5,846
 WRIGHT      1993  675,000  810,000  11,102 $1,088,438   29,558         3,492
 Chairman    1992  642,000  368,703      --          0        0            --
 and Chief
 Executive
 Officer
 TED C.      1994  562,500  447,548   4,143          0        0       237,500(6)
 WETTERAU    1993  225,000  369,794  13,624          0        0
 Vice
 Chairman
 (5)
                                                                   13,300,385(6)
 LAURENCE    1994  365,000  352,737  13,593          0   20,629         5,846
 L. ANDER-   1993  299,877  258,222   6,614    342,656   59,550         3,492
 SON         1992  267,650  103,607      --          0   11,500            --
 Executive
 Vice
 President
 PHILLIP A.  1994  325,000  305,825   8,097          0   15,000         5,846
 DABILL      1993  287,154  238,848   5,722    342,656   29,196         3,492
 Executive   1992  267,650  108,960      --          0    8,625            --
 Vice
 President
 JEFFREY C.  1994  325,000  309,075   8,775          0   17,250         5,846
 GIRARD      1993  287,154  238,848   4,583    338,625   17,250         3,492
 Executive   1992  265,000  107,882      --          0   11,500            --
 Vice
 President
 and Chief
 Financial
 Officer
 JEFFREY     1994  310,000  294,810   8,705          0   15,000         5,846
 NODDLE      1993  275,462  228,687   5,152    330,563   27,217         3,492
 Executive   1992  259,904  105,806      --          0   25,875            --
 Vice
 President

- - - --------

(1) Information for years prior to fiscal 1993 is not required to be disclosed.

(2) The amounts reflected for fiscal 1993 represent the value of shares of restricted stock earned under the Long-Term Incentive Plan based on the achievement of a designated level of return on equity for the two year period ended February 27, 1993. The number of shares earned for fiscal years 1992 and 1993 was: 33,750 shares for Mr. Wright; 10,625 shares for Mr. Anderson; 10,625 shares for Mr. Dabill; 10,500 shares for Mr. Girard and 10,250 shares for Mr. Noddle. One-half of such shares vested on February 28, 1994 and the remaining shares will vest on February 28, 1995, subject to continued employment with the Company. Dividends are paid on all shares of restricted stock. For purposes of the table, such shares are valued based on the closing price of the Company's Common Stock on February 26, 1993. On February 25, 1994, such shares of restricted stock (which were the only shares of restricted stock owned by such individuals on that date) had a market value of $1,238,203 for Mr. Wright; $389,805 for Mr. Anderson; $389,805 for Mr. Dabill; $385,219 for Mr. Girard; and $376,047 for Mr. Noddle.

(3) For fiscal 1993, all options granted to Mr. Wright, 23,050 options granted to Mr. Anderson, 14,821 options granted to Mr. Dabill and 12,717 options granted to Mr. Noddle were restoration options (also referred to as "reload" options). A limited stock appreciation right has been granted in tandem with each option reported in the table. Each such right is exercisable for cash in lieu of such option only upon a Change of Control.

(4) Information for years prior to fiscal 1993 is not required to be disclosed. Amounts of All Other Compensation for fiscal 1994 are the amounts contributed during the fiscal year by the Company under the Pre-Tax Savings and Profit Sharing (401k) Plan, as follows: $5,846 for each of Mr. Wright, Mr. Anderson, Mr. Dabill, Mr. Girard, and Mr. Noddle.

(5) Mr. Wetterau was an executive officer of the Company from October 29, 1992, through December 31, 1993, and information in the table only reflects compensation paid or accrued to Mr. Wetterau by the Company during that period. As described in footnote (6) and under the caption "Severance Agreements, Change-in-Control Arrangements and Employment Agreement," amounts reported in the table for Mr. Wetterau were paid pursuant to an agreement entered into with Mr. Wetterau in connection with the acquisition by the Company of Wetterau Incorporated on October 29, 1992.

(6) Amounts of All Other Compensation for Mr. Wetterau for fiscal 1994 consisted of $112,500 of severance compensation and $125,000 of split dollar life insurance premiums on policies covering Mr. Wetterau. Amounts for fiscal 1993 include: (i) a $13,282,890 lump-sum distribution from the Wetterau Incorporated Supplemental Pension Plan trust fund, which was funded prior to the Company's acquisition of Wetterau Incorporated; such distribution was made in connection with the termination of such plan, by mutual agreement, following the acquisition in order to achieve a benefit to both the Company and the participants; and (ii) $17,495 in split dollar life insurance premiums paid by the Company after the acquisition. All such amounts were paid pursuant to an agreement entered into with Mr. Wetterau in connection with the Company's acquisition of Wetterau Incorporated on October 29, 1992. See "Severance Agreements, Change-in-Control Arrangements and Employment Agreement."

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information on grants of stock options and stock appreciation rights for fiscal 1994 to the named executive officers.

                                                                        POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED ANNUAL
                                                                        RATES OF STOCK PRICE
                                                                       APPRECIATION FOR OPTION    PRIOR COLUMNS
                                       INDIVIDUAL GRANTS                       TERM(2)           ANNUALIZED(2)(3)
                         --------------------------------------------- ----------------------- ----------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE
                         OPTIONS/SARS EMPLOYEES IN OR BASE  EXPIRATION
          NAME            GRANTED(1)  FISCAL YEAR   PRICE      DATE    0%     5%       10%       5%      10%
          ----           ------------ ------------ -------- ---------- --- -------- ---------- ------- --------
Michael W. Wright.......    42,792        6.2%      $33.56   6-28-03     0 $903,155 $2,288,723 $90,316 $228,872
Ted C. Wetterau.........         0                                      --       --         --      --       --
Laurence L. Anderson....    20,629        3.0%       31.63   4-13-03     0  410,351  1,039,909  41,035  103,991
Phillip A. Dabill.......    15,000        2.2%       31.63   4-13-03     0  298,379    756,151  29,838   75,615
Jeffrey C. Girard.......    17,250        2.5%       31.63   4-13-03     0  343,136    869,574  34,314   86,957
Jeffrey Noddle..........    15,000        2.2%       31.63   4-13-03     0  298,379    756,151  29,838   75,615

Total potential realizable value for the five officers who received stock option grants is $2,253,400 and $5,710,508, respectively, under the 5% and 10% stock price growth assumptions. The term of all grants shown in the table is 10 years. Assuming 5% and 10% stock price growth over a period of 10 years commencing April 13, 1993, the increase in total stockholder value from stock price appreciation alone for all shares outstanding on that date would be $1,425,218,000 and $3,612,129,100, respectively.
- - - -------

(1) All options become exercisable 20% in each of the first four years after the date of grant and are fully exercisable on and after the fourth anniversary of the date of grant, except that all options become fully exercisable upon a Change of Control. The exercise price may be paid by delivery of already-owned shares, and tax withholding obligations related to exercise may be paid by offset of the underlying shares. A "restoration" option (also referred to as a "reload" option) may be granted when the payment of the exercise price of another option (the "Base Option") is made by delivery of the Company's Common Stock; each restoration option is for the number of shares of Common Stock tendered as payment for the exercise price, and withheld for tax purposes, upon exercise of the Base Option. The exercise price of each restoration option is the fair market value of the Company's Common Stock on the date of grant. Each restoration option is exercisable in full on the date of grant, and will expire on the same date as the Base Option. All options reported in the table are entitled to restoration options. A limited stock appreciation right has been granted in tandem with each option reported in the table, and is exercisable for cash in lieu of such option only upon a Change of Control.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Computed by dividing potential realizable value at the assumed annual rates of stock price appreciation by the term of the option.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on option exercises in fiscal 1994 by the named executive officers and the value of such officers' unexercised options/SARs at fiscal year end (February 26, 1994).

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                          SHARES               OPTIONS/SARS AT FISCAL   THE-MONEY OPTIONS/SARS AT
                         ACQUIRED                     YEAR-END               FISCAL YEAR-END
                            ON       VALUE    ------------------------- -------------------------
        NAME             EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        ----             -------- ----------- ----------- ------------- ----------- -------------
Michael W. Wright.......  3,072     $3,648      186,522      57,234     $2,034,956    $395,889
Ted C. Wetterau.........      0        --           --          --             --          --
Laurence L. Anderson....      0        --        60,750      45,304        391,942     337,647
Phillip A. Dabill.......      0        --        52,757      26,375        450,106     205,669
Jeffrey C. Girard.......      0        --        40,700      36,050        398,416     290,267
Jeffrey Noddle..........      0        --        56,592      31,550        499,876     255,451

- - - --------
(1) The value received is in the form of stock ownership as none of such shares acquired upon exercise by the named executive officer have been sold.

                                 PENSION PLANS

  The following table sets forth various estimated maximum annual benefits which would become payable upon retirement at age 65 under the combination of the Company's tax-qualified defined benefit retirement plan, the Non-qualified Supplemental Executive Retirement Plan (or, if applicable, the Excess Benefits
Plan) maintained for certain highly compensated employees, and the "Retirement Benefit Plan Account" of the Company's deferred compensation plans, to participants in the final average pay and years of credited service categories indicated. The table does not reflect the $118,800 per year limitation on annual benefits payable from the plans imposed by Section 415 of the Code, nor the $150,000 per year limitation on compensation included in final annual average pay imposed by Section 401(a)(17) of the Code; the Company's Non-qualified Supplemental Executive Retirement Plan and Excess Benefits Plan allow payment of additional benefits so that retiring employees may receive, in the aggregate, the benefits they would have been entitled to receive had such Code Sections not imposed maximum limitations.

                                          YEARS OF SERVICE(1)
        FINAL ANNUAL        ---------------------------------------------------------------
       AVERAGE PAY(2)          15               20               25               30
       --------------       --------         --------         --------         --------
       $   250,000          $ 55,875         $ 74,500         $ 93,125         $111,750
           450,000           103,875          138,500          173,125          207,750
           650,000           151,875          202,500          253,125          303,750
           850,000           199,875          266,500          333,125          399,750
         1,350,000           319,875          423,500          526,125          625,750
         1,800,000           427,875          567,500          705,125          841,750

- - - --------

(1) The above calculations of annual benefits estimated to be payable upon normal retirement are computed using the straight-life annuity method and are necessarily based upon certain assumptions, including (a) that the employee remains in the employ of the Company or a subsidiary until the normal retirement age of 65 (although retirement is permitted at age 62 without benefit reduction because of age); and (b) that the Company's present retirement plans remain in force until the retirement date. Benefits under such plans are not reduced by the participant's Social Security benefit.

(2) Includes salary and bonus.

  As to each of the individuals named in the Summary Compensation Table above, their final annual average pay and credited years of service under the plans as of February 26, 1994 were as follows: Mr. Wright--$1,153,808, 17 years; Mr. Anderson--$464,464, 19.3 years; Mr. Dabill--$441,733, 31.6 years; Mr. Girard--
$522,986, 3.5 years and Mr. Noddle--$421,818, 17.8 years. Mr. Wetterau is not a participant in such plans but instead is covered by the Wetterau Incorporated Pension Plan. Mr. Wetterau retired effective December 31, 1993 and is receiving an annual benefit of $105,384 under the Wetterau Incorporated Pension Plan.

                             SEVERANCE AGREEMENTS,
                         CHANGE-IN-CONTROL ARRANGEMENTS
                            AND EMPLOYMENT AGREEMENT

  The Company has entered into change of control severance agreements (the "Severance Agreements") with officers of the Company, including those identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a Change of Control (as defined therein), the Company terminates the individual's employment other than for Cause (as defined therein) or disability, or the individual terminates his or her employment for Good Reason (as defined therein), then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times his or her average annual bonus for the three fiscal years immediately preceding the date of termination. Such multiple is three for Mr. Wright; two for Mr. Anderson, Mr. Dabill, Mr. Girard and Mr. Noddle; and one or two for all other officers of the Company. Each individual would also receive his or her salary through the date of termination, all other amounts owed to the individual at the date of termination under the Company's benefit plans, and a lump-sum retirement benefit equal to the difference between (a) the actuarial equivalent of the benefit the individual would receive under the Company's retirement plans if he or she remained employed by the Company at the compensation level provided by the Severance Agreement for a one, two or three year period following the date of termination, and (b) the actuarial equivalent of the benefit to which the individual is otherwise then entitled under the Company's retirement plans. In addition, under such circumstances, the individual will be entitled to continued medical coverage, including family coverage, for a one, two or three year period after the date of termination. Mr. Wright's Severance Agreement provides that any termination by him during the 30-day period immediately after the six-month anniversary of the Change of Control will be considered to be for Good Reason. The Severance Agreements contain provisions designed to deal with the golden parachute tax rules. These provisions would decrease the severance benefits owed to the individual, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect that payments be reduced.

  Certain of the Company's benefit plans and related agreements contain provisions intended to preserve the economic benefits conferred thereby in the event of a Change of Control (as defined in such plans or agreements). Outstanding stock options, as well as performance shares and restricted stock awards outstanding under the Company's Long-Term Incentive Plan, become fully vested upon a Change of Control. Outstanding stock appreciation rights also become exercisable upon a Change of Control, allowing the holder to receive cash instead of exercising the related stock option. Amounts payable under the Executive Deferred Compensation Plans are to be maintained following a Change of Control and may be increased by 130% to deal with the golden parachute tax rules. The Company's retirement plans provide for full vesting if employment terminates under specified circumstances following a Change of Control, and preserves any excess plan assets for five years following a Change of Control for the benefit of plan participants at the time of a Change of Control.

  The Company has established an irrevocable grantor trust under which the Company may set aside funds in the future at the Board of Directors' discretion (except that if a Change of Control, as defined therein, occurs with respect to the Company, such setting aside of funds shall occur automatically) to satisfy the Company's obligations under certain of its retirement, deferred compensation and other benefit plans. The participants in those plans do not have any preferred claim on the trust assets, which remain subject to the claims of the Company's creditors. If any funds set aside in the trust are insufficient to pay amounts due to beneficiaries of the trust, then the Company will be liable for those amounts.

  In connection with the acquisition of Wetterau Incorporated ("WI"), the Company entered into an employment agreement dated July 24, 1992 with Mr. Wetterau, who was at that time Chairman of the Board and Chief Executive Officer of WI. In accordance with the terms of the agreement, Mr. Wetterau became Vice Chairman and a director of the Company following the acquisition until his retirement on December 31, 1993 at an annual base salary rate of $675,000 per annum. Following termination of his employment, Mr. Wetterau became entitled to receive a severance payment equal to one year's base salary payable in equal monthly installments. Pursuant to the employment agreement, Mr. Wetterau had an opportunity to earn a bonus norm for the year ended February 27, 1993 and a pro rated bonus norm for the period ended December 31, 1993 of 60% of his base salary, subject to increase or decrease, depending on performance. The agreement also required the vesting, at the effective time of the acquisition, of unvested stock options covering a total of 120,000 shares of WI Common Stock held by Mr. Wetterau and for the payment by WI to him of $18.00 per share (representing the difference between the per share purchase price paid by the Company for shares of WI Common Stock in the acquisition and the per share exercise price of such options) on all stock options held by Mr. Wetterau, covering a total of 150,000 shares of WI Common Stock.

  Pursuant to the employment agreement, the Company also agreed to cause WI to discharge its existing obligations to Mr. Wetterau under the WI Supplemental Pension Plan in accordance with the terms of such plan and to provide Mr. Wetterau, through qualified pension plans and otherwise, with at least the same or comparable pension benefits as those to which he was entitled under the WI pension plans in effect immediately prior to the acquisition (without giving effect to any subsequent amendments). The employment agreement also contains provisions for retiree health care benefits for Mr. Wetterau and his wife comparable to those provided by WI before the acquisition (without giving effect to any subsequent amendments), continuance through June 30, 2002 of split dollar life insurance premiums (not to exceed $125,000 per year) for policies providing death benefits of approximately $4.5 million, and payment of $10,000 annually through 1997 to reimburse Mr. Wetterau for country club dues. Upon termination of the agreement for split dollar life insurance coverage, upon Mr. Wetterau's death or otherwise, WI will be entitled to recover the total amount of premiums theretofore paid for such insurance coverage. The employment agreement also prohibits Mr. Wetterau, during the term of his employment and for a period of two years following the termination of his employment, from (1) engaging in the wholesale food distribution business in competition with WI or engaging in the retail grocery business in the St. Louis metropolitan area unless the Company is the principal wholesale supplier to that business and (2) soliciting, enticing or inducing (or attempting to do so) any employee of WI or the Company, or any of their affiliates, to leave his or her employment.

                          TRANSACTIONS WITH AFFILIATES

  Mr. Gage and certain family members, as trustees for revocable trusts, are general partners, among others, of Carlson Real Estate Company, a limited partnership which leases a retail supermarket in Shakopee, Minnesota, to the Company for a term ending in 2008, with options to renew. The annual rental is $199,000, increasing to $224,000 in 1998 and $232,000 in 2003, which the
Company believes to be a fair market rental. The leased premises are subleased by the Company to an independent retail supermarket operator.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 19 shall not be incorporated by reference into any such filings.

                         REPORT OF EXECUTIVE PERSONNEL
                           AND COMPENSATION COMMITTEE

  The Executive Personnel and Compensation Committee of the Board of Directors (the "Committee"), composed entirely of independent non-employee directors, has implemented a comprehensive Executive Compensation Program within the Company. The Committee has structured this program to serve the interests of stockholders by providing compensation to executive officers in direct proportion to their responsibilities and efforts as these impact the objectives of the Company. The program consists of both cash and stock elements, with the majority of executive officers' total compensation value in the form of variable compensation tied to Company performance and stock price performance.

  The Company's Executive Compensation Program is based on the following principles:

  1. The program will enable the Company to attract, retain and motivate the key executives necessary for the Company's current and long-term success.

  2. Compensation plans are designed to support the Company's long range business strategy.
  3. Executive compensation is linked to corporate performance and attainment of designated strategic objectives.
  4. A significant portion of executive gain is tied to the enhancement of stockholder value.
  5. The Committee exercises independent judgment and approval authority with respect to the Executive Compensation Program and the awards thereunder.

  The structure of the Company's Executive Compensation Program is based on a market comparison of compensation for equivalent positions in industries from which the Company draws executive talent as well as a position evaluation designed to achieve internal equity based on job responsibility. The Company's primary market comparison for compensation is the 12 companies comprising the composite peer group for the comparative performance graph on page 19, plus three additional non-grocery distribution companies, all adjusted for size based primarily on market capitalization (collectively the "Compensation Peer Group"). The Company engaged outside consulting firms to perform this market comparison in each of the past three years. The market comparison performed in 1991 was the basis for designing the Company's current compensation structure, which has a mix of fixed to variable compensation and short-term to long-term incentive potential approximating the mix within the Compensation Peer Group. The 1992 and 1993 market comparisons were performed to ensure that the target dollar values of the various plan components as well as targeted total compensation approximated those within the Compensation Peer Group. In addition to a review of compensation plan design and compensation levels relative to the Compensation Peer Group, the Committee also reviews the Company's performance on a number of key financial measures relative to the Compensation Peer Group plus selected other industry companies.

  The variable compensation components of the program are designed so that executives' total compensation will be above that of the Compensation Peer Group when Company performance is superior, and below that of the Compensation Peer Group when performance is below industry norms. This fluctuation in compensation value is increased by the substantial use of stock in the program (as described in more detail in the remainder of this report), so that total compensation will significantly increase or decrease in direct relation to increases or decreases in the price of the Company's stock.

  The application of the above stated principles is described in the following sections which summarize the major components of the Company's Executive Compensation Program, including factors and criteria upon which compensation was awarded to the Company's Chief Executive Officer for fiscal 1994.

BASE SALARIES

  The base salary levels for executive officers are determined from a position evaluation process designed to achieve internal equity based on job responsibility, and by reference to base salary levels in industries from which the Company draws executive talent as analyzed by an outside compensation consulting firm. The Company's salary structure is based on the median salary levels of companies in these industries which are similar in size to the Company. Actual salaries may be set above or below this median depending on individual job performance and experience.

  The Committee annually reviews and approves all salary increases for executive officers other than the CEO. Increases for these executives are proposed to the Committee by the CEO based on financial results and a qualitative assessment of performance. After discussion, the Committee makes a final determination of any salary increases.

  The Chairman of the Committee conducts an annual formal performance evaluation of the CEO based on written input from all Board members. The following factors are considered in this performance evaluation: financial results, strategic planning, leadership, customer service, succession planning, human resource management/EEO, communications, external relations and Board interface. Salary adjustments for the CEO are currently made every other year. There was no change to the CEO's base salary for fiscal 1994 since an increase had occurred for fiscal 1993.

ANNUAL INCENTIVE

  All of the Company's executive officers are eligible to receive an annual cash bonus designed to motivate these executives to meet or exceed individual and financial goals which support the Company's business plans as these are translated into annual performance measures. Specifically, the annual bonus plan for executive officers is designed to stimulate and reward growth in Company earnings. The Committee assigns eligible executives target bonus levels which approximate the bonus opportunity for comparable positions within the Compensation Peer Group. Among executive officers, these range from 20% of annual base salary to 60% of annual base salary for the CEO. These target bonus levels have been in effect for several years, and normally change only when an individual enters a new position. Ninety percent of this award potential (100% in the case of the CEO) is tied to the Company's net profit performance. The remaining ten percent for executives other than the CEO is based on a subjective evaluation of performance relative to personal objectives. Bonus payments increase, and can go above target levels, as net profit growth meets and exceeds the annual rate of profit growth targeted by the Board in advance of the fiscal year. In no event can the amount paid as annual incentive bonus exceed two times the target bonus level of the position.

  For fiscal 1994, profit performance substantially exceeded profit growth targets resulting in the payment of bonuses as disclosed in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

  The Company has implemented, with stockholder approval, a Long Term Incentive Plan and Stock Option Plans. Together, these plans tie a significant portion of the executives' total compensation to long term results. The Executive Compensation Program is structured so that the overall value of the long term incentive potential approximates that of the Compensation Peer Group. The Committee has structured these long term plans so that there is approximately equal value between the awards under the Long Term Incentive Plan and the grants under the Stock Option Plans.

  Long Term Incentive Plan. The Plan empowers the Committee to select Plan participants, approve awards under the Plan, and in general, interpret and administer the Plan. Awards under the Plan have covered the three year period fiscal 1992-fiscal 1994. For fiscal 1994, the Committee granted executive officers and division presidents performance shares with a value equal to a fixed percent of the participant's base salary plus target annual bonus. These percentages are set at a level which is expected to produce a value, when combined with the value of stock options, approximately equal to the long term compensation potential of the Compensation Peer Group. For executive officers, such performance shares are earned if stated performance objectives are achieved for return on stockholder's equity ("ROE"). Thus, award value is dependent on both corporate ROE performance (which determines the number of shares earned) and stock price (which determines the value of the shares earned). If an award is earned, performance shares are converted to restricted stock with a two year requirement of further employment, so that termination before the restrictions lapse, or a decrease in the stock price, will result in forfeiture of the award or diminishment in its value. This provides a continuing incentive for executives to remain with the Company and focus on stockholder value after the award has actually been earned. The Committee determined minimum, target and maximum payout amounts for each participant based on corporate ROE performance for officers, and corporate ROE and division return on capital employed ("ROCE") performance for division presidents. Application of the criteria set forth in the awards under the Plan for fiscal 1994 resulted in Division Presidents earning an aggregate of 10,395 shares of restricted stock based on division performance criteria. No restricted shares were earned by corporate officers for fiscal 1994; corporate officers earned awards for fiscal 1992-1993 which, for the five most highly compensated executive officers, are shown in the Summary Compensation Table.

  The Committee changed the emphasis of the awards under this Plan for the fiscal 1995-1997 period so that more of the award potential will be tied to total stockholder return as described below. For corporate officers, half of any award will depend on performance relative to a return on invested capital objective, with the other half of the award potential dependent on the Company's total stockholder return performance relative to the group of companies comprising the performance graph peer group on page 19. This change will align even more of the executives' compensation with stockholder return, specifically as this stockholder return relates to the peer group disclosed in the proxy statement.

  Stock Option Plans. The Committee believes that executive gain tied to stock price appreciation is the most effective way of aligning executive and stockholder interests. The Company historically has utilized stock options to accomplish this objective, but in 1992 also established stock ownership targets for executive officers. These two programs together cause executives to view themselves as owners with a meaningful equity stake in the business over the long term.

  Under the Company's stock option plans, the Committee grants stock options to key employees. The Committee has established grant guidelines intended to produce a value which, when combined with the value of Long Term Incentive Plan awards, approximately equals the long term compensation potential of the Compensation Peer Group. The Committee also considers subjective factors in determining grant size; grants are not automatically tied to a formula or the optionee's position in the Company. Poor corporate, division or individual performance will impact the size of an optionee's grant. In addition, current ownership of stock is a consideration in the size of option grants for officers and division presidents. That is, minimal ownership can result in future grants being reduced in size. Based on the stock grant guidelines and the subjective factors described above, grant recommendations are developed, reviewed by the CEO and presented to the Committee for final approval.

  The Committee awarded Mr. Wright a grant of stock options in fiscal 1994 which was based on the criteria described above and the performance review process described in the section on base salary.

  Stock options are designed to align executive gain with stockholder gain, and for that reason options are granted with an exercise price equal to the market price of the Company's stock on the date of grant. To maintain executives' carried interest in Company stock, the Company implemented in 1992, following stockholder approval, a restoration stock option program (commonly referred to as a reload option program) which provides that stock surrendered to exercise an option would be replaced with a new option grant exercisable at the then current market price for the remainder of the option term.

STOCK OWNERSHIP GUIDELINES

  Stock ownership guidelines for executive officers were established in 1992 so that these executives would face the same downside risk, in addition to upside potential, as stockholders experience. Executives are expected to show significant progress toward reaching these ownership goals. The goal for the Chief Executive Officer is six times annual base salary excluding vested and unexercised stock options. Mr. Wright currently exceeds the ownership goal for the CEO.

POLICY REGARDING TAX DEDUCTION FOR COMPENSATION UNDER INTERNAL REVENUE CODE
SECTION 162(M)

  The Company's policy is to preserve the tax deduction for compensation paid to its executive officers to the maximum extent possible by structuring its performance based compensation plans to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this policy, the Company is seeking approval from its stockholders for adoption of a plan which is intended to meet the requirements of Code Section 162(m) such that compensation paid under the Plan to the Company's Chief Executive Officer and the four other most highly compensated executive officers will continue to be deductible by the Company for federal income tax purposes. (See proposal for approval of Annual Cash Bonus Plan for Designated Corporate Officers on page 20).

CONCLUSION

  The Committee believes that the caliber and motivation of executive management is fundamentally important to the Company's performance. The Committee plays a very active role in ensuring that the compensation principles stated previously are being met by the Company's compensation plans. Independent compensation consultants have assisted the Committee in designing these plans, assessing the effectiveness of the overall program, and comparing the value of these programs and the Company's performance to relevant peer companies. Program value is reviewed by individual component and in the aggregate, with special attention given to the mix of fixed and variable compensation, and short-term and long-term award potential. At the top executive levels of the Company, 55-65 percent of total compensation is variable in nature (that is, dependent on performance results) with the majority of such variable compensation tied to long term performance. Both stock price appreciation and financial factors related to this appreciation, such as earnings growth (in the annual bonus plan) and return on equity or invested capital (in the Long Term Incentive Plan) determine the variable compensation. This is intended to result in total compensation being above industry averages when performance is superior, and being below competitive levels when performance is below expected levels or the Company stock fails to appreciate. The Committee believes that the Executive Compensation Program has been a substantial contributor toward motivating executives to focus on the creation of stockholder value.

                                          Respectfully submitted,

                                          Edwin C. Gage, Chairman
                                          Herman Cain
                                          William A. Hodder
                                          Richard D. McCormick
                                          Carole F. St. Mark
                                          Winston R. Wallin

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with that of the S&P 500 Stock Index and a group of peer companies in the wholesale and retail grocery industries (assuming the investment of $100 in each vehicle on February 28, 1989 and the reinvestment of all dividends on a quarterly basis). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        SUPERVALU INC., S&P 500 STOCK INDEX AND COMPOSITE PEER GROUP(1)



                    (STOCK PERFORMANCE GRAPH APPEARS HERE)

                1989          1990           1991           1992           1993           1994
                ----         ------         ------         ------         ------         ------
SUPERVALU       100          113.09         109.14         113.72         145.50         171.03
S&P 500         100          118.70         136.00         157.71         174.42         188.83
Peer Group      100           96.46         115.50         112.85         119.42         115.26

- - - --------
(1) The composite peer group is comprised of the following food wholesalers and food retailers: Albertson's, Inc., American Stores Company, Fleming Companies, Inc., Food Lion, Inc., Great Atlantic & Pacific Tea, The Kroger Company, Nash Finch Company, Richfood Holdings Inc., Safeway Inc., Super Food Services, Inc., Super Rite Foods and The Vons Companies, Inc. The returns of the peer group companies were weighted based on their respective market capitalization and on the relative percentage of the Company's operating profit realized from wholesale and retail food operations for each year. The performance graph indicates results calculated to the last business day in February each year.

                 PROPOSAL TO APPROVE THE ANNUAL CASH BONUS PLAN
                       FOR DESIGNATED CORPORATE OFFICERS
                                    (ITEM 2)

  The Company seeks stockholder approval of the Annual Cash Bonus Plan for Designated Corporate Officers (the "Plan"). The Plan will be administered by the Executive Personnel and Compensation Committee of the Board of Directors (the "Committee"). The Plan is intended to qualify compensation paid thereunder as "qualified performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). Stockholder approval of the Plan is necessary for the Company to claim federal income tax deductions for any payments under the Plan to a "covered employee" (as defined under the Code) having compensation in excess of $1,000,000 for any fiscal year.

  The Plan provides that eligible participants may share in an annual cash bonus pool. Eligibility under this Plan will be limited to the Chief Executive Officer plus any four other key employees designated by the Committee. This bonus pool is the mechanism for funding the Company's annual cash bonuses for the covered executives. The Chief Executive Officer may receive no more than 28% of the bonus pool, and the other four participants no more than 18% of the bonus pool.

  Before any payments can be made under the Plan, the Company must achieve at least an 8% return on invested capital ("ROIC") for the fiscal year for which bonuses are being paid. ROIC is defined as earnings before income taxes and interest expense relative to the Company's interest bearing short term borrowings, interest bearing long-term debt, stockholders equity and the present value of capital and operating leases, all as computed in accordance with generally accepted accounting principles. If this ROIC threshold is met, the Plan's cash bonus pool will be funded with an amount equal to 2.8% of the Company's pre-tax profit for the fiscal year. Pre-tax profit is defined as the Company's earnings before income taxes, extraordinary items, discontinued operations, and restructuring charges, as computed in accordance with generally accepted accounting principles. This bonus pool will be the maximum amount available to the Committee in determining participant cash bonuses.

  The Committee will have the authority to reduce the share of any or all participants below the maximum amount available. In the event that the Committee elects to reduce the bonuses payable under the Plan to an amount less than 2.8% of Company pre-tax profit for any fiscal year, the amount by which the bonuses are reduced will be added to the bonus pool that is available for any subsequent year or years to the extent permitted under the Code.

  In determining whether the share of any participant in the bonus pool will be reduced, the Committee will consider those financial and individual performance factors that it determines to be appropriate. While the nature of these factors and the size of the bonus pool in the future cannot be predicted, the Committee has determined that if the Plan had been in effect for fiscal year 1994, the Committee would have named Messrs. Anderson, Dabill, Girard and Noddle as participants in addition to the Chief Executive Officer and would have awarded to the individual participants under the Plan those bonus amounts set forth opposite their names in the Summary Compensation Table on page 9. Therefore the total bonuses paid under the Plan to all participating executive officers as a group would have been $2,064,347 if the Plan had been in effect in fiscal 1994.

  The Committee may amend prospectively or terminate the Plan at any time.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ANNUAL CASH BONUS PLAN FOR DESIGNATED CORPORATE OFFICERS.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 3)

  The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte & Touche to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending February 25, 1995 and is seeking the ratification of this appointment by the stockholders.

  A partner of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSAL
                                  (ITEM NO. 4)

  A stockholder (name and address and Common Stock holdings of proponent will be supplied upon oral or written request to the Secretary of the Corporation) has submitted the following proposal for action at the Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

 Stockholder Proposal

  "Resolved: That the stockholders of SUPERVALU INC., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to eliminate Dividend Equivalent Rights from the 1993 Stock Plan."

 Supporting Statement of the Stockholder

  Dividend Equivalent Rights has several provisions which provide option holders with advantages unavailable to public stockholders. Particularly disturbing is a provision that allows holders to collect dividends on stock they do not own. Unlike stock appreciation rights (SAR's) the Dividend Equivalent Rights (DER's) allows management to assume no financial risk incentive and gain dividends in a manner unavailable to public stockholders. In other words, no matter how the stock performs and without taking any financial risk, managers would have a right to dividends regardless of whether the dividends stay the same or are increased. This is not in the best interest of the stockholders.

  Many successful corporations have Stock Plans which do not include this feature and furthermore some corporations such as Hormel Foods have responded to stockholders and eliminated this feature from their Stock Plans.

  If you agree, please mark your proxy for this resolution, otherwise it is automatically cast against it, unless you have marked to abstain.

                               ----------------

 Company's Statement in Opposition to Proposal

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

  This stockholder is objecting to a single feature of the 1993 Stock Plan which was approved last year by the stockholders. That feature, which permits the Executive Personnel and Compensation Committee to grant dividend equivalent rights to participants, must be viewed in the context of the entire Plan and the Committee's rationale in adopting it. In light of the constantly evolving nature of executive compensation, the Committee could not predict what compensation vehicles might be the key to future compensation planning. Therefore, the Committee included a variety of different possible compensation awards which could be used under the Plan such as stock options, performance shares, performance units, restricted stock, stock appreciation rights and dividend equivalent rights. To date, the Committee has not granted any dividend equivalent rights nor has it used some of the other types of compensation awards available to it under the Plan. It is, however, possible that these other compensation vehicles may be appropriate in the future to enable the Company to retain and motivate key managers and executives. The Company believes it is in the interests of its stockholders to preserve the Committee's flexibility to use all the types of awards at its disposal in structuring compensation programs for the Company's executives.

  For these reasons, the Company believes that the dividend equivalents rights as a feature in the 1993 Stock Plan should be retained.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                              STOCKHOLDER PROPOSAL
                                  (ITEM NO. 5)

  A stockholder (name and address and Common Stock holdings of proponent will be supplied upon oral or written request to the Secretary of the Corporation) has submitted the following proposal for action at the Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

 Stockholder Proposal

  RESOLVED: That the stockholders of SUPERVALU, INC. (the "Company" or "SUPERVALU") request the Board of Directors to redeem the preferred share purchase rights issued in 1989 unless such issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the stockholders to be held as soon as may be practicable.

 Supporting Statement of the Stockholder

  On April 12, 1989 the Board of Directors of SUPERVALU declared, without stockholder approval, a dividend of preferred share purchase rights ("rights"). We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures stockholders by reducing management accountability and adversely affecting stockholder value.

  The stockholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company, the stockholders do not believe that the future possibility of a takeover justifies unilateral implementation of such a poison pill.

  Rather, we believe that it is the stockholders who should have the right to vote on the necessity of such a powerful tool which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

  The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target stockholders states that "empirical tests, taken together, show that poison pills are harmful to target stockholders, on net." Another, more recent study by Professor Michael Ryngaert published in 1988 (covering 380 companies adopting poison pills in the period 1982-1986) singled out rights plans such as the one authorized by the Company for their negative effect on stockholder value.

  We believe the Company's performance is unsatisfactory. Out of 1,000 companies studied by the United Shareholders of America in 1993 (evaluating companies on the basis of long and short-term returns to stockholders, stockholder rights policies and linkage of executive compensation to stock performance), SUPERVALU was rated very low at number 818.

  We believe that in light of what can at best be described as the debatable economic benefit of the Company's rights plan and the undeniably undemocratic way in which such rights plan was adopted by the Company, the preferred share purchase rights should either be redeemed or voted on by the stockholders.

                    WE URGE YOU TO VOTE FOR THIS RESOLUTION

                               ----------------

 Company's Statement in Opposition to Proposal

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

  The Preferred Share Purchase Rights Plan (the "Rights Plan") was adopted by the Board of Directors in 1989 to protect the Company's stockholders against certain abusive takeover practices prevalent in the marketplace and to ensure that all stockholders are treated fairly and equally. The overriding objective of the Board of Directors in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all stockholders.

  The Board believes that the Rights Plan is a sound and reasonable means of protecting against unfair and abusive takeover practices and is both appropriately within its discretion and an appropriate exercise of its fiduciary obligations to the stockholders. The Board also believes that many stockholders have come to recognize the effectiveness of these plans in protecting and enhancing value for all stockholders.

  The Rights Plan does not preclude a prospective bidder from making an offer for the Company. Moreover, the Rights Plan is not intended to prevent a takeover of the Company nor would it do so. The Rights Plan is intended to give the Board sufficient time, if confronted with an offer to acquire the Company, to evaluate the offer and any possible alternatives and to take those steps that the Board believes would be necessary to maximize the value that can be achieved for all stockholders.

  The Board strongly disagrees with the view that rights plans deter legitimate acquisition proposals from being made or depress the price of the stock of corporations adopting them. Since 1986, at least 52 companies which had rights plans have been acquired or were parties to agreements to be acquired, including 37 companies which were acquired after receiving an unsolicited bid. Furthermore, in 31 of the 37 acquisitions of companies with rights plans that were initiated by unsolicited bids, the prices ultimately received by stockholders exceeded the initial bids--and did so by an average premium to the initial bid of more than 20%.(1)

  Studies by Georgeson & Co., a leading investor communications firm, have concluded that "[rights plans] do not prevent takeovers nor do they diminish the value of a company's stock." These studies also indicated that "companies with [rights plans] receive premiums 69% higher in takeover contests than companies without [rights plans]."

  The proponent has cited a report by United Shareholders of America ("USA"), as support for its premise that the Company's performance is unsatisfactory. As illustrated on page 19 of this Proxy Statement, the Company outperformed a peer group of 12 companies in the food industry in four of the last five years, with a total return of 71% over the five-year period. In the corporate governance area, the USA study assigns ratings based on rigidly applied mechanical tests which do not, in the view of the Board, adequately account for all the significant facts and circumstances relating to the Company's corporate governance. For these reasons, the Board of Directors believes that the USA study does not accurately portray the Company's financial performance or its attention to corporate governance.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

- - - --------
(1) Based on data obtained from Securities Data Corporation and other industry sources.

               PROPOSALS OF STOCKHOLDERS FOR 1995 ANNUAL MEETING

  All proposals of stockholders intended to be presented at the Company's 1995 Annual Stockholder Meeting pursuant to the Securities Exchange Act of 1934 must be received by the Company at its executive offices on or before January 18, 1995, to be included in the proxy statement for that meeting.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          TERESA H. JOHNSON
                                          Secretary

Dated: May 23, 1994

                               [SUPERVALU LOGO]



                                                            [RECYCLING LOGO]
                                                            Printed with soy
                                                             based inks on
                                                                recycled
                                       paper containing at least 10% fibers from
                                                           paper recycled by
                                                               consumers.

                                                                           PROXY

    SUPERVALU INC. . 11840 VALLEY VIEW ROAD . EDEN PRAIRIE, MINNESOTA 55344
                      1994 ANNUAL MEETING OF STOCKHOLDERS

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby appoints Michael W. Wright and Teresa H. Johnson, and each of them, the undersigned's agent and proxy, with power of substitution to vote as the undersigned's proxy in accordance with the specifications appearing below, and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Stockholders of SUPERVALU INC., a Delaware corporation, to be held on Wednesday, June 29, 1994 at 10:30 a.m., local time, or any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if the undersigned were personally present at said meeting, and hereby revoking all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the meeting.

  The Board of Directors recommends a vote FOR the nominees for election as directors, and FOR the proposals in items 2 and 3.

  1. ELECTION OF DIRECTORS.
        Nominees: Vernon H. Heath, William A. Hodder, Harriet Perlmutter, Winston R. Wallin and Richard L. Knowlton.
     [_] VOTE FOR all nominees listed, EXCEPT THOSE WHOSE NAME(S) IS (ARE) STRICKEN OUT.

     [_] VOTE WITHHELD from all nominees.

  2. PROPOSAL TO APPROVE THE ANNUAL CASH BONUS PLAN FOR DESIGNATED CORPORATE OFFICERS.
             For [_]            Against [_]            Abstain [_]

  3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE as the independent auditors of the Company.
             For [_]            Against [_]            Abstain [_]

                                     (over)
- - - -------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST the stockholder proposals in items 4 and 5.

  4. STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S 1993 STOCK PLAN.
             For [_]            Against [_]            Abstain [_]

 5. STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S PREFERRED SHARE PURCHASE RIGHTS.
             For [_]            Against [_]            Abstain [_]


THIS PROXY WILL BE VOTED AS DIRECTED. IF
NO CHOICE IS SPECIFIED, PROXIES WILL BE     DATED: ______________________, 1994
VOTED FOR THE NOMINEES FOR ELECTION FOR             (Month)       (Day)
DIRECTOR AND FOR THE PROPOSALS IN ITEMS 2   -----------------------------------
AND 3 AND AGAINST THE STOCKHOLDER                Signature of Stockholder
PROPOSALS IN ITEMS 4 AND 5.                 -----------------------------------
                                             (If there are co-owners both must
                                                           sign)
                                            The signature(s) should be exactly
                                            as the name(s) appear printed to
                                            the left. If a corporation, please
                                            sign the corporation name in full
                                            by a duly authorized officer and
                                            indicate the office of the signer.
                                            When signing as executor,
                                            administrator, fiduciary,
                                            attorney, trustee or guardian, or
                                            as custodian for a minor, please
                                            give full title as such. When
                                            signing pursuant to a power of
                                            attorney, please attach photocopy.
                                            If a partnership, sign in the
                                            partnership name by authorized
                                            person.

                                            [_]PLEASE CHECK BOX IF YOU ARE
                                               ATTENDING THE ANNUAL MEETING IN
                                               PERSON. NUMBER OF STOCKHOLDERS
PLEASE MARK, SIGN, DATE AND RETURN THE         ATTENDING: _____________________
PROXY CARD PROMPTLY USING THE ENCLOSED
               ENVELOPE

                                                                           PROXY

                  SUPERVALU INC. EMPLOYEE STOCK OWNERSHIP PLAN

          CONFIDENTIAL VOTING INSTRUCTIONS TO NORWEST BANK MINNESOTA,
                         NATIONAL ASSOCIATION, TRUSTEE

    SUPERVALU INC. . 11840 VALLEY VIEW ROAD . EDEN PRAIRIE, MINNESOTA 55344

                      1994 ANNUAL MEETING OF STOCKHOLDERS

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. I hereby direct that the voting rights pertaining to the stock of SUPERVALU INC. held by the SUPERVALU INC. Employee Stock Ownership Plan Trust and allocable to my accounts under the above Plan shall be exercised at the 1994 Annual Meeting of Stockholders to be held on Wednesday, June 29, 1994 at 10:30 a.m., local time, or any adjournment or adjournments thereof, in accordance with the specifications appearing below, and in the Trustee's discretion, upon all other matters that may properly come before said Meeting of Stockholders. The undersigned hereby acknowledges receipt of the Proxy Statement for the meeting.
  The Board of Directors recommends a vote FOR the nominees for election as directors, and FOR the proposals in items 2 and 3.

  1. ELECTION OF DIRECTORS.
     Nominees: Vernon H. Heath, William A. Hodder, Harriet Perlmutter, Winston
     R. Wallin and Richard L. Knowlton.
     [_] VOTE FOR all nominees listed, EXCEPT THOSE WHOSE NAME(S) IS (ARE) STRICKEN OUT.

     [_] VOTE WITHHELD from all nominees.

  2. PROPOSAL TO APPROVE THE ANNUAL CASH BONUS PLAN FOR DESIGNATED CORPORATE OFFICERS.
             For [_]            Against [_]            Abstain [_]

  3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE as the independent auditors of the Company.
             For [_]            Against [_]            Abstain [_]

                                     (over)
- - - -------------------------------------------------------------------------------
  The Board of Directors recommends a vote AGAINST the stockholder proposals in items 4 and 5.
  4. STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S 1993 STOCK PLAN.
             For [_]            Against [_]            Abstain [_]

  5. STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S PREFERRED SHARE PURCHASE RIGHTS.
             For [_]            Against [_]            Abstain [_]
  This instruction card must be returned to Norwest Bank Minnesota, National Association, Trustee, The Trustee will tabulate the instructions from all Participants, will determine the ratio of votes for and against each proposal, and will then vote all shares held in the Trust according to the ratios so determined.
  THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED FOR THE NOMINEES FOR ELECTION FOR DIRECTOR AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AGAINST THE STOCKHOLDER PROPOSALS IN ITEMS 4 AND 5.

                                           DATED: ______________________, 1994
                                                    (Month)       (Day)
                                            -----------------------------------
                                                 Signature of Stockholder
                                            -----------------------------------
                                             (If there are co-owners both must
                                                           sign)


PLEASE MARK, SIGN, DATE AND RETURN THE      The signature(s) should be exactly
PROXY CARD PROMPTLY USING THE ENCLOSED      as the name(s) appear printed to
               ENVELOPE                     the left.

                                 SUPERVALU INC.
                             ANNUAL CASH BONUS PLAN
                       FOR DESIGNATED CORPORATE OFFICERS


1. DEFINITIONS. When the following terms are used herein with initial capital letters, they shall have the following meanings:

     1.1. BONUS POOL AMOUNT - An amount from which bonuses as provided herein may be paid equal to two and eight-tenths percent (2.8%) of the Company's earnings before income taxes for the Performance Period for which bonuses are being paid, as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements. For purposes of the foregoing computation, changes in generally accepted accounting principles which occur during a Performance Period shall not be taken into account, and extraordinary items, discontinued operations and restructuring costs, as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied and reported by the Company in the preparation of its financial statements, shall also not be taken into account.

     1.2. COMMITTEE - A committee of the Board of Directors comprised solely of two or more members appointed from time to time by the Board of Directors. To the extent required by Section 162(m) of the Code, at all times following the 1995 annual meeting of stockholders of the Company, all members of the Committee shall be "outside directors" within the meaning of
     Section 162(m) of the Code.

     1.3. CODE - The Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

     1.4. COMPANY - SUPERVALU INC., a Delaware corporation, and any of its subsidiaries or affiliates whether now or hereafter established.

     1.5. PARTICIPANT - The Chief Executive Officer and four other key employees of the Company or any of its subsidiaries or affiliates who are designated by the Committee pursuant to Section 2.2 hereof as Participants in this Plan.

     1.6. PERFORMANCE PERIOD - The period which coincides with the Company's fiscal year.

     1.7. COMPANY PERFORMANCE FACTOR - The Company's "return on invested capital" must be at least eight percent (8%) for the Performance Period for which bonuses are being paid. For purposes of the foregoing computation, "return on invested capital" means a fraction with a numerator equal to earnings before income taxes for that Performance Period as computed in accordance with Section 1.1 above but before interest expense, and with a denominator equal to the sum of the Company's interest-bearing short-term borrowings, interest-bearing long-term debt, stockholders equity and the present value of capital and operating leases, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied and reported by the Company in the preparation of its financial statements. Such denominator shall be computed as of the last day of the Company's fiscal year which ends immediately before the beginning of a Performance Period and as of the last day of the fiscal year which coincides with the Performance Period, and the sum of the foregoing amounts shall then be divided by two in order to determine such denominator.

2.   ADMINISTRATION.

     2.1. COMMITTEE.  The Plan shall be administered by the Committee.

     2.2. DETERMINATIONS MADE PRIOR TO EACH PERFORMANCE PERIOD. Prior to each Performance Period, or solely in the case of the Performance Period which begins February 27, 1994, prior to April 1, 1994, the Committee shall designate Participants for that Performance Period.

     2.3. CERTIFICATION. Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Committee must certify in writing that the Company Performance Factor has been attained and as to the computation of the Bonus Pool Amount.

     2.4. SHAREHOLDER APPROVAL. The material terms of this Plan shall be disclosed to and approved by the stockholders of the Company in accordance with
Section 162(m) of the Code. No bonus shall be paid under this Plan unless such stockholder approval has been obtained.

3.   BONUS PAYMENT.

     3.1. FORMULA. Subject to Section 3.2(b) hereof, the Chief Executive Officer of the Company shall receive a cash bonus for each Performance Period in an amount equal to twenty-eight percent (28%) of the Bonus Pool Amount for that Performance Period, and each of the four other Participants in this Plan for a Performance Period shall receive a cash bonus payment for each Performance Period in an amount equal to eighteen percent (18%) of the Bonus Pool Amount for that Performance Period.

     3.2. LIMITATIONS.

          (a) NO PAYMENT IF PERFORMANCE FACTOR NOT ACHIEVED. In no event shall any Participant receive a bonus payment hereunder if the Company Performance Factor is not achieved during the Performance Period.

          (b) COMMITTEE MAY REDUCE BONUS PAYMENT. The Committee retains sole discretion to reduce the amount of any bonus otherwise payable under this Plan. If and to the extent permitted by Section 162(m) of the Code, the Bonus Pool Amount in a subsequent Performance Period shall be increased by any portion of the Bonus Pool Amount of a prior Performance Period which has not been paid or credited to or for the benefit of Participants hereunder.

4.   BENEFIT PAYMENTS.

     4.1. TIME AND FORM OF PAYMENTS. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in a single lump sum cash payment as soon as administratively feasible after the Committee has certified that the Company Performance Factor has been attained.

     4.2. NONTRANSFERABILITY. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

     4.3. TAX WITHHOLDING. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5. AMENDMENT AND TERMINATION. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

6.   MISCELLANEOUS.

     6.1. EFFECTIVE DATE.  February 27, 1994.

     6.2. TERM OF THE PLAN. The Plan shall continue until discontinued or terminated by the Committee.

     6.3. HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     6.4. APPLICABILITY TO SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

     6.5. EMPLOYMENT RIGHTS AND OTHER BENEFIT PROGRAMS. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the participant's employment at any time. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

     6.6. NO TRUST OR FUND CREATED. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

     6.7. GOVERNING LAW. The validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

     6.8. SEVERABILITY. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

     6.9. QUALIFIED PERFORMANCE-BASED COMPENSATION. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.